UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

APPS GENIUS CORP
 (Exact name of registrant as specified in its charter)

Nevada	333-170715	27-1517938
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

825 SE 8th Avenue, Suite 207 Deerfield, FL 33441
(Address of principal executive offices)

(732) 530-1267
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2012, we entered into a letter of intent (the “Letter of Intent”) with Renaissance Partner Group, Inc doing business as Winhire Inc. (collectively, “RPG”), regarding our intent to acquire 100% of the issued and outstanding equity securities of RPG and the issuance of the Company’s shares to RPG’s shareholders in an amount equal to 65% of the issued and outstanding shares of the Company (the “Transaction”).  Upon closing of the Transaction, the current Chief Executive Officer of RPG, Giri Devanur, will be appointed Chief Executive Officer of the Company.

Pursuant to the Letter of Intent, the Company will issue shares to RPG whereas the current shareholders of RPG will be issued 65% of the issued and outstanding shares of the Company after closing of the merger.  The Transaction is subject to due diligence and both shareholder and board approval of both companies.

The foregoing descriptions of the terms of the Letter of Intent do not purport to be complete and are qualified in their entirety by reference to the provisions of such Letter of Intent filed as Exhibits 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

On December 3, 2012, the Company terminated the Letter of Intent with RPG regarding the Company’s acquisition of 100% of the issued and outstanding equity securities of RPG and the issuance of shares of the Company’s common stock to our shareholders in an amount equal to 65% of the issued and outstanding equity securities of the Company.

After the Company completed review of the due diligence materials, the Company determined that it was in the Company’s best interests to terminate the Transaction, effective immediately.   The Company has no further obligations under the Letter of Intent.

Item 8.01	Other Items.

On November 13, 2012, the Company issued a press release entitled “Apps Genius Corporation Signs Binding Letter of Intent to Acquire Renaissance Partner Group, Inc., DBA WinHire Inc”.  A copy of the press release is attached as Exhibit 99.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Apps Genuis Corp and RPG Letter of Intent dated November 13, 2012.
99.1	Press Release titled ““Apps Genius Corporation Signs Binding Letter of Intent to Acquire Renaissance Partner Group, Inc., DBA WinHire Inc” dated November 13, 2012.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPS GENIUS CORP

Date: December 4, 2012	By:	/s/ Adam Kotkin
Adam Kotkin
Chief Executive Officer and Director